Exhibit 99.1

Aon Reports Third Quarter 2006 Results
— Total Revenue Increased 7% to $2.2 Billion —

•                  Risk and Insurance Brokerage Services revenue increased 5% to $1.3 billion with organic revenue growth of 3%, led by Reinsurance organic revenue growth of 8%

•                  Risk and Insurance Brokerage Services pretax margin increased 350 basis points to 14.2%, compared to 10.7% for the prior year quarter

•                  Net income was $0.32 per share compared to $0.36 per share in the prior year quarter. Third quarter 2006 net income includes the effect of $102 million or $0.19 per share related to Property & Casualty reserve strengthening

•                  Net income from continuing operations, excluding certain items, increased 33% to $0.44 per share compared to $0.33 per share for the prior year quarter

•                  Repurchased 5.6 million shares for $190 million, or approximately1.8% of total shares outstanding

•                  Subsequent to the close of the third quarter, the Company signed a letter of intent to sell its Construction Program Group for $85 million

CHICAGO, IL — November 1, 2006 - Aon Corporation (NYSE: AOC) today reported results for the third quarter and nine months ended September 30, 2006.

Third quarter net income was $106 million or $0.32 per share, compared to $122 million or $0.36 per share for the prior year quarter. Net income from continuing operations was $90 million or $0.27 per share, compared to $97 million or $0.29 per share for the prior year quarter.

Certain items that influenced third quarter results and comparisons against the prior year quarter are detailed in the reconciliations of the impact of non-GAAP measures on pages 14 and 15. Net income from continuing operations, excluding certain items, increased 33% to $0.44 per share compared to $0.33 per share for the prior year quarter.

Total revenue increased 7% to $2.2 billion with organic revenue growth of 6%. Risk and Insurance Brokerage Services revenue increased 5% to $1.3 billion and organic revenue growth was 3%. Reinsurance organic revenue growth was 8%. Consulting revenue increased 2% to $301 million with organic revenue growth of 3%. Insurance Underwriting revenue increased to $519 million with organic revenue growth of 13% for Accident & Health and Life (A&H and Life).

“The third quarter is evidence of good progress in each of our three key metrics: earnings growth, margin expansion and organic revenue growth,” said Greg Case, Aon president and chief executive officer. “Adjusted pretax income increased by 33% with meaningfully higher margins in both Brokerage and Consulting. Investments we have made for our future, coupled with our commitment to distinctive client value, produced consolidated organic revenue growth of 6%, the highest rate of growth since 2003.”

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in 2005 and 2006. The third quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures — Segments” on page 15 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Sept. 30,	Sept. 30,	%	Currency	Divestitures,	All	Revenue
Revenue	2006	2005	Change	Impact	Transfers	Other	Growth
Americas	$567	$538	5%	1%	2%	—%	2%
International	536	527	2	2	3	(4)	1
Reinsurance	238	209	14	2	(2)	6	8
Total	$1,341	$1,274	5%	2%	2%	(2)%	3%

Risk and Insurance Brokerage Services third quarter revenue increased 5% to $1.3 billion with organic revenue growth of 3%. Brokerage-Americas organic revenue increased 2% with strong growth in Affinity and Latin America. Brokerage-International organic revenue increased 1% with strong results in Asia, partially offset by weakness in the U.K. In 2005, Brokerage-International reported revenue included $23 million attributable to a refinement in techniques used to estimate revenues on installment policies in the U.K, which has been excluded from the calculation of organic revenue growth. Reinsurance organic revenue increased 8% primarily driven by new business and increased penetration with existing clients in the U.S. and the U.K.

	Third Quarter Ended
(millions)	Sept. 30,	Sept. 30,	%
	2006	2005	Change
Revenue	$1,341	$1,274	5%
Expenses
Compensation and benefits	814	750	9
Other expenses	337	388	(13)
Total expenses	1,151	1,138	1

Pretax income	$190	$136	40%
Pretax margin	14.2%	10.7%

Pretax income - adjusted	$189	$146	29%
Pretax margin - adjusted	14.1%	11.7%

Compensation and benefits increased 9% versus the prior year quarter primarily due to currency fluctuations, higher merit-based incentives and employee benefit costs. Other expenses declined 13% primarily due to a $30 million gain on the sale of a building in Spain and lower information technology expenses. The prior year quarter included a non-cash charge of $22 million to recognize the costs of future claims servicing in the U.K. brokerage operation.

Third quarter pretax income increased 40% to $190 million and the pretax margin increased 350 basis points to 14.2% versus the prior year. Adjusting for certain items detailed on page 15, pretax income increased 29% to $189 million and the pretax margin increased 240 basis points to 14.1% versus the prior year quarter, principally due to revenue growth and the benefits of operational improvements and cost reduction initiatives.

CONSULTING

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Sept. 30,	Sept. 30,	%	Currency	Divestitures,	All	Revenue
Revenue	2006	2005	Change	Impact	Transfers	Other	Growth
Services	$234	$230	2%	2%	(4)%	—%	4%
Outsourcing	67	65	3	2	2	1	(2)
Total	$301	$295	2%	2%	(2)%	(1)%	3%

Consulting third quarter revenue increased 2% to $301 million with organic revenue growth of 3%. Organic revenue in Consulting Services increased 4%, driven primarily by the recently established Financial Advisory and Litigation Consulting (FALC) unit and international operations.

	Third Quarter Ended
(millions)	Sept. 30,	Sept. 30,	%
	2006	2005	Change
Revenue	$301	$295	2%
Expenses
Compensation and benefits	198	188	5
Other expenses	85	92	(8)
Total expenses	283	280	1

Pretax income	$18	$15	20%
Pretax margin	6.0%	5.1%

Pretax income - adjusted	$24	$17	41%
Pretax margin - adjusted	8.0%	5.8%

Compensation and benefits expense increased 5% versus the prior year quarter primarily due to investments made in new practices including FALC. Other expenses declined 8% versus the prior year quarter due primarily to lower information technology expenses.

Third quarter pretax income increased 20% to $18 million and the pretax margin increased 90 basis points to 6.0% versus the prior year quarter. Adjusting for certain items detailed on page 15, pretax income increased 41% to $24 million and the pretax margin increased 220 basis points to 8.0% versus the prior year quarter due primarily to broad-based improvements in all businesses, partially offset by investments in FALC and new global benefits services.

INSURANCE UNDERWRITING

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Sept. 30,	Sept. 30,	%	Currency	Divestitures,	All	Revenue
Revenue	2006	2005	Change	Impact	Transfers	Other	Growth
Accident & Health and Life	$511	$453	13%	2%	—%	(2)%	13%
Property &
Casualty	8	11	(27)	N/A	N/A	N/A	N/A
Total	$519	$464	12%	2%	—%	(10)%	20%

Insurance Underwriting revenue increased to $519 million. A&H and Life organic revenue, which is based on written premiums and fees, increased 13% driven primarily by strong growth in a supplemental health product. Due to pending dispositions, Aon Warranty Group and Construction Program Group have been placed into discontinued operations. All remaining Property & Casualty (P&C) business has been placed in run-off. As organic growth calculations are based on written premium, organic growth comparisons are not meaningful.

	Third Quarter Ended
(millions)	Sept. 30,	Sept. 30,	%
	2006	2005	Change
Revenue	$519	$464	12%
Expenses
Benefits to policyholders	349	240	45
Compensation and benefits	94	88	7
Other expenses	103	84	23
Total expenses	546	412	33

Pretax income (loss)	$(27)	$52	N/A%
Pretax margin	(5.2)%	11.2%

Pretax income - adjusted	$55	$52	6%
Pretax margin - adjusted	10.6%	11.2%

Benefits to policyholders increased 45% versus the prior year quarter reflecting the previously announced strengthening of P&C reserves by $81 million in the third quarter. The third quarter pretax loss was $27 million due primarily to the P&C reserve increase. Adjusting for certain items detailed on page 15, pretax income increased 6% to $55 million and the pretax margin decreased 60 basis points to 10.6% versus the prior year.

CORPORATE AND OTHER

	Third Quarter Ended
(millions)	Sept. 30,	Sept. 30,	%
	2006	2005	Change
Revenue	$19	$(3)	N/A	%
Expenses
Compensation and benefits	10	7	43
Other general expenses	17	20	(15)
Interest expense	34	29	17
Total expenses	61	56	9

Pretax loss	$(42)	$(59)	N/A	%

Pretax loss — adjusted	$(41)	$(44)	N/A	%

Corporate and Other revenue was $19 million, an increase of $22 million versus the prior year quarter. The prior year quarter included a $13 million pretax loss related to the revaluation of Endurance warrants. Interest expense increased 17% to $34 million versus the prior year quarter due to increased borrowings and higher interest rates. Corporate and Other pretax loss was $42 million versus a pretax loss of $59 million in the prior year quarter.

Sale of Aon Warranty Group and Construction Program Group

Subsequent to the close of the quarter, Aon signed a letter of intent to sell its Construction Program Group (CPG) business, a managing general underwriter, to Old Republic Insurance Company. The operating results of this business have been reclassified to discontinued operations for the third quarter and nine months ended September 30, 2006 and 2005. As previously announced, the operating results of Aon Warranty Group (AWG) and its worldwide operations, including Virginia Surety Company (VSC), and related Corporate and Other segment investment income, are also included in discontinued operations (see “Discontinued Operations”). The sale of CPG and the previously announced pending sale of AWG and VSC are anticipated to be completed in the fourth quarter of 2006.

Property & Casualty Reserves

P&C reserves have been increased by $102 million reflecting adverse development, refined assumptions, and additional claim information relating to programs to be disposed of through sale or run-off. The majority of the reserve increase is attributable to National Program Services. Of the reserve increase, $81 million ($0.15 per share) was recorded in continuing operations and $21 million ($0.04 per share) relating to CPG, was recorded in discontinued operations. All remaining P&C programs have been placed in run-off, and the Company continues to explore alternative disposition opportunities for portions of the book.

Discontinued Operations

Third quarter after-tax income from discontinued operations, which includes AWG and CPG, was $16 million or $0.05 per share, compared to $25 million or $0.07 per share in the prior year quarter. Selected financial information relating to the reclassification of CPG is included on page 17.

Restructuring Plan

The previously announced three-year restructuring plan is expected to result in cumulative pretax charges of approximately $300 million, including employee termination and lease consolidation costs, asset impairments, and other costs associated with the restructuring. Annualized cost savings are now targeted at approximately $210 million by 2008. Certain aspects of the plan are not finalized, and actual total costs, the timing of the costs and ultimate savings may vary from the estimates due to changes in the scope or assumptions underlying this plan. Aon currently expects to finalize the plan by the end of 2006. An analysis of restructuring-related expenses by segment for the third quarter and nine months of 2006 is presented in the attached reconciliation of non-GAAP measures.

Actual and estimated restructuring costs by reporting period, by type, and by geographic region are detailed on page 16. Restructuring benefits realized in the third quarter and nine months of 2006 are estimated at $35 million and $82 million, respectively.

FASB Statement No. 123(R)

As of January 1, 2006, Aon adopted FASB Statement No.123(R) using the modified prospective transition method. Accordingly, prior period amounts have not been restated.

Stock option-based compensation expense (included in compensation and benefits expense) related to the adoption of Statement No.123(R) was $6 million or $0.01 per share in the third quarter of 2006, and $19 million or $0.04 per share for nine months 2006.

Foreign Exchange Impact

Third quarter net income per share was negatively impacted by $0.01 related to foreign currency translation losses relative to the prior year quarter. In addition, third quarter net income per share included $0.01 of currency hedging losses compared to $0.02 of hedging gains in the prior year quarter.

Effective Tax Rate

The effective tax rate for continuing operations was 35.3% for the third quarter, compared to 32.6% for the prior year quarter. The effective tax rate for 2005 was lower reflecting the favorable resolution of certain tax matters.

Stock Repurchase Program

During the third quarter, Aon completed the repurchase of approximately 5.6 million shares of common stock for $190 million at an average price of approximately $33.82. Through September 30, 2006, the Company repurchased approximately 18 million shares for $683 million under the existing $1 billion buyback authorization announced in November 2005.

Pension — FAS158 and Proposed Changes to U.S. and U.K. Plans

FASB Statement No. 158 (FAS 158) requires balance sheet recognition of the funded status of defined benefit postretirement plans, including pension plans. FAS 158 also requires companies to measure plan assets and obligations as of the date of the year end financial statements. If Aon had adopted FAS 158 as of December 31, 2005, the total impact from the Company’s material pension plans would have been to reduce stockholders’ equity by approximately $500 million. Changes to plan assumptions will impact this amount. Aon is adopting FAS 158 and changing the measurement date of its U.S. and U.K. pension plans to December 31 effective at year end 2006.

Subsequent to the close of the quarter, Aon proposed to change its U.S. and U.K. defined benefit pension plans to maintain competitive retirement benefits for its employees while reducing future pension costs. These proposed changes are expected to result in annual expense savings of approximately $60 million. Actual 2007 pension expense will depend upon a number of measurement date factors which are used to calculate pension cost, including interest rates, foreign exchange rates, asset levels, asset return expectations and mortality assumptions, as well as the timing of implementation of proposed changes to the U.K. plans.

Financial Condition

Total debt and total debt as a percentage of capital was $2.3 billion and 30%, respectively, at September 30, 2006, compared to $2.1 billion and 28% at December 31, 2005, and $1.9 billion and 26% at September 30, 2005. Stockholders’ equity was $5.4 billion at September 30, 2006.

Approximately 93% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities, with 99% of the fixed income securities rated investment grade.

Conference Call and Webcast Details

The Company will host a conference call on Thursday, November 2 at 10:00 a.m. central time. Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. There are 45,000 employees working in Aon’s 500 offices in more than 120 countries. Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to consummate the pending sale of the Aon Warranty Group, our ability to obtain regulatory or legislative changes to permit continuous sales of our supplemental Medicare health product, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations. We believe that this supplemental information is helpful to investors. Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium. A reconciliation is provided in the attached schedules. The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts. It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations. Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Scott Malchow
Vice-President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change
Revenue
Brokerage commissions and fees	$1,589	$1,527	4%	$4,852	$4,756	2%
Premiums and other	487	436	12	1,423	1,307	9
Investment income	92	55	67	266	186	43
Total revenue	2,168	2,018	7	6,541	6,249	5

Expenses
Compensation and benefits	1,116	1,033	8	3,344	3,194	5
Other general expenses	474	494	(4)	1,394	1,382	1
Benefits to policyholders	349	240	45	864	708	22
Depreciation and amortization	56	77	(27)	166	198	(16)
Interest expense	34	29	17	99	94	5
Provision for New York and other state settlements	—	1	(100)	2	4	(50)
Total expenses	2,029	1,874	8	5,869	5,580	5

Income from continuing operations before provision for income tax	139	144	(3)	672	669	—
Provision for income tax (3)	49	47	4	234	201	16
Income from continuing operations	90	97	(7)	438	468	(6)

Discontinued Operations
Income from discontinued operations	24	39	(38)	92	116	(21)
Provision for income tax (4)	8	14	(43)	34	71	(52)
Income from discontinued operations	16	25	(36)	58	45	29

Income before accounting change	106	122	(13)	496	513	(3)
Cumulative effect of change in accounting principle, net of tax (2)	—	—	N/A	1	—	N/A
Net income	$106	$122	(13)%	$497	$513	(3)%
Preferred stock dividends	—	(1)	(100)	—	(2)	(100)
Net income available for common stockholders	$106	$121	(12)%	$497	$511	(3)%

Basic net income per share:
Income from continuing operations	$0.29	$0.29	—%	$1.37	$1.45	(6)%
Discontinued operations	0.05	0.08	(38)	0.18	0.14	29
Cumulative effect of change in accounting principle	—	—	N/A	—	—	N/A
Net income	$0.34	$0.37	(8)%	$1.55	$1.59	(3)%

Diluted net income per share:
Income from continuing operations	$0.27	$0.29	(7)%	$1.29	$1.39	(7)%
Discontinued operations	0.05	0.07	(29)	0.17	0.13	31
Cumulative effect of change in accounting principle	—	—	N/A	—	—	N/A
Net income	$0.32	$0.36	(11)%	$1.46	$1.52	(4)%

Diluted average common and common equivalent shares outstanding	340.1	342.7		345.0	339.4

(1)     Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)     Adoption of FASB Statement No. 123(R), “Share-Based Payments,”  effective January 1, 2006.

(3)     Tax rate from continuing operations is 35.3% and 32.6% for the third quarters ended September 30, 2006 and 2005, respectively, and 34.8% and 30.0% for the nine month periods ended September 30, 2006 and 2005, respectively.

(4)     Tax rate from discontinued operations is 33.3% and 35.9% for the third quarters ended September 30, 2006 and 2005, respectively, and 37.0% and 61.2% for the nine month periods ended September 30, 2006 and 2005, respectively.

Aon Corporation

Revenue from Continuing Operations

	Third Quarter Ended
(millions)	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)

Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$567	$538	5%	1%	2%	—%	2%
Risk management and insurance brokerage - International	536	527	2	2	3	(4)	1
Reinsurance brokerage and related services	238	209	14	2	(2)	6	8
Total risk and insurance brokerage services	1,341	1,274	5	2	2	(2)	3
Consulting
Consulting services	234	230	2	2	(4)	—	4
Outsourcing	67	65	3	2	2	1	(2)
Total consulting	301	295	2	2	(2)	(1)	3
Insurance underwriting
Accident & health and life	511	453	13	2	—	(2)	13
Property & casualty	8	11	(27)	N/A	N/A	N/A	N/A
Total insurance underwriting	519	464	12	2	—	(10)	20

Corporate and other	19	(3)	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(12)	(12)	N/A	N/A	N/A	N/A	N/A
Total	$2,168	$2,018	7%	2%	1%	(2)%	6%

	Nine Months Ended
(millions)	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)

Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$1,665	$1,514	10%	1%	2%	4%	3%
Risk management and insurance brokerage - International	1,743	1,779	(2)	(2)	1	(1)	—
Reinsurance brokerage and related services	698	652	7	(1)	—	4	4
Total risk and insurance brokerage services	4,106	3,945	4	(1)	2	1	2
Consulting
Consulting services	709	714	(1)	—	(4)	—	3
Outsourcing	209	205	2	—	2	—	—
Total consulting	918	919	—	—	(2)	—	2
Insurance underwriting
Accident & health and life	1,491	1,343	11	—	—	(1)	12
Property & casualty	28	49	(43)	N/A	N/A	N/A	N/A
Total insurance underwriting	1,519	1,392	9	—	—	(4)	13

Corporate and other	34	27	26	N/A	N/A	N/A	N/A

Intersegment revenues	(36)	(34)	N/A	N/A	N/A	N/A	N/A
Total	$6,541	$6,249	5%	—%	1%	(1)%	5%

(1)     Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)     Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)     Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Risk and Insurance Brokerage Services  - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change
Revenue
Operating and other revenue	$1,294	$1,240	4%	$3,954	$3,858	2%
Investment income	47	34	38	152	87	75
Total revenue	1,341	1,274	5	4,106	3,945	4

Expenses
Compensation and benefits	814	750	9	2,435	2,316	5
Other expenses	337	388	(13)	1,026	1,052	(2)
Total expenses	1,151	1,138	1	3,461	3,368	3

Income from continuing operations before provision for income tax	$190	$136	40%	$645	$577	12%

Pretax margin - income from continuing operations before provision for income tax	14.2%	10.7%		15.7%	14.6%

Consulting - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2006	Sept. 30, 2005	Percent Change	Sept. 30, 2006	Sept. 30, 2005	Percent Change
Revenue
Operating and other revenue	$300	$294	2%	$914	$916	—%
Investment income	1	1	—	4	3	33
Total revenue	301	295	2	918	919	—

Expenses
Compensation and benefits	198	188	5	594	583	2
Other expenses	85	92	(8)	253	266	(5)
Total expenses	283	280	1	847	849	—

Income from continuing operations before provision for income tax	$18	$15	20%	$71	$70	1%

Pretax margin - income from continuing operations before provision for income tax	6.0%	5.1%		7.7%	7.6%

(1)     Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

Aon Corporation

Insurance Underwriting - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change

Revenue
Premiums and other	$494	$441	12%	$1,443	$1,323	9%
Investment income	25	23	9	76	69	10
Total revenue	519	464	12	1,519	1,392	9

Expenses
Benefits to policyholders	349	240	45	864	708	22
Compensation and benefits	94	88	7	286	272	5
Other expenses	103	84	23	268	251	7
Total expenses	546	412	33	1,418	1,231	15

Income from continuing operations before provision for income tax	$(27)	$52	N/A%	$101	$161	(37)%

Pretax margin - income from continuing operations before provision for income tax	-5.2%	11.2%		6.6%	11.6%

Corporate and Other - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change	Sept. 30, 2006	Sept. 30, 2005 (1)	Percent Change
Revenue
Income from marketable equity securities and other investments (2)	$22	$2	+500%	$42	$40	5%
Limited partnership investments	1	—	N/A	2	1	100
Net loss on disposals and related expenses	(4)	(5)	N/A	(10)	(14)	N/A
Total revenue	19	(3)	N/A	34	27	26

Expenses
Compensation and benefits	10	7	43	29	23	26
Other general expenses	17	20	(15)	51	49	4
Interest expense	34	29	17	99	94	5
Total expenses	61	56	9	179	166	8

Loss from continuing operations before provision for income tax	$(42)	$(59)	N/A%	$(145)	$(139)	N/A%

(1)     Certain amounts related to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)     Includes gain (loss) from Endurance warrants of ($17) million for the nine months ended September 30, 2006 and ($13) million and $2 million for the third quarter and nine months ended September 30, 2005, respectively.

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

Third Quarter and Nine Months Ended September 30, 2006 and 2005

	Third Quarter Ended			Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Percent Change	Sept. 30, 2006	Sept. 30, 2005	Percent Change

Diluted earnings per share from continuing operations - as reported	$0.27	$0.29	(7)%	$1.29	$1.39	(7)%
After tax earnings per share adjustments:
Restructuring charges	0.06	0.07		0.15	0.07
Contingent commissions	—	(0.02)		(0.03)	(0.05)
Stock option expense	0.01	—		0.04	—
Hedging (gains) losses	0.01	(0.02)		0.02	(0.07)
Favorable resolution of tax contingencies and deferred tax adjustments	—	(0.02)		—	(0.12)
Gain on sale of Cambridge preferred stock investment	—	—		(0.07)	—
Property & Casualty reserve adjustments	0.15	—		0.15	—
Gain on sale of building in Spain	(0.06)	—		(0.06)	—
UK installment revenue	—	(0.05)		—	(0.05)
UK claims servicing	—	0.05		—	0.05
Endurance warrants	—	0.03		0.03	—
Total after tax earnings per share adjustments	0.17	0.04		0.23	(0.17)

Diluted earnings per share from continuing operations - as adjusted	0.44	0.33	33	1.52	1.22	25

Diluted earnings per share from discontinued operations - as reported	0.05	0.07		0.17	0.13
CPG reserve adjustment	0.04	—		0.04	—
Deferred tax adjustments attributable to Aon Warranty Group	—	—		—	0.09
Diluted earnings per share from discontinued operations - as adjusted	0.09	0.07	29	0.21	0.22	(5)

Total diluted earnings per share - as adjusted	$0.53	$0.40	33%	$1.73	$1.44	20%

Diluted average common and common equivalent shares outstanding (millions)	340.1	342.7		345.0	339.4

Aon Corporation

Reconciliation of Non-GAAP Measures - Segments

Third Quarter and Nine Months Ended September 30, 2006 and 2005 (1)

	Third Quarter Ended September 30, 2006					Nine Months Ended September 30, 2006
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,341	$301	$519	$7	$2,168	$4,106	$918	$1,519	$(2)	$6,541
Gain on sale of Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Contingent commissions	(2)	—	—	—	(2)	(15)	—	—	—	(15)
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Revenue as adjusted	$1,339	$301	$519	$7	$2,166	$4,056	$918	$1,519	$15	$6,508

Income (loss) from continuing operations before provision for income tax - as reported	$190	$18	$(27)	$(42)	$139	$645	$71	$101	$(145)	$672
Restructuring charges	23	5	—	1	29	66	13	—	2	81
Contingent commissions	(2)	—	—	—	(2)	(15)	—	—	—	(15)
Stock option expense	4	1	1	—	6	13	3	3	—	19
Hedging losses	4	—	—	—	4	10	—	—	—	10
Gain on sale of Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Gain on sale of building in Spain	(30)	—	—	—	(30)	(30)	—	—	—	(30)
Property & Casualty reserve adjustments	—	—	81	—	81	—	—	81	—	81
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Income (loss) from continuing operations before provision for income tax - as adjusted	$189	$24	$55	$(41)	$227	$654	$87	$185	$(126)	$800

Income from continuing operations before provision for income tax - margins as adjusted	14.1%	8.0%	10.6%	N/A	10.5%	16.1%	9.5%	12.2%	N/A	12.3%

	Third Quarter Ended September 30, 2005					Nine Months Ended September 30, 2005
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,274	$295	$464	$(15)	$2,018	$3,945	$919	$1,392	$(7)	$6,249
Contingent commissions	(6)	(2)	—	—	(8)	(22)	(3)	—	—	(25)
UK Installment revenue	(23)	—	—	—	(23)	(23)	—	—	—	(23)
Endurance warrants	—	—	—	13	13	—	—	—	(2)	(2)
Revenue as adjusted	$1,245	$293	$464	$(2)	$2,000	$3,900	$916	$1,392	$(9)	$6,199

Income (loss) from continuing operations before provision for income tax - as reported	$136	$15	$52	$(59)	$144	$577	$70	$161	$(139)	$669
Restructuring charges	29	4	—	2	35	29	4	—	2	35
Contingent commissions	(6)	(2)	—	—	(8)	(22)	(3)	—	—	(25)
Hedging gains	(12)	—	—	—	(12)	(32)	—	—	—	(32)
UK Installment revenue	(23)	—	—	—	(23)	(23)	—	—	—	(23)
UK Claims servicing	22	—	—	—	22	22	—	—	—	22
Endurance warrants	—	—	—	13	13	—	—	—	(2)	(2)
Income (loss) from continuing operations before provision for income tax - as adjusted	$146	$17	$52	$(44)	$171	$551	$71	$161	$(139)	$644

Income from continuing operations before provision for income tax - margins as adjusted	11.7%	5.8%	11.2%	N/A	8.6%	14.1%	7.8%	11.6%	N/A	10.4%

(1)               Certain noteworthy items impacted revenue and pretax income in 2006 and 2005, which are described in this schedule. The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax - as adjusted” are non-GAAP measures.

Aon Corporation

2005 Restructuring Plan

By Type:

	Actual					Estimated
(millions)	Full Year 2005	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Total Incurred to Date	Fourth Quarter 2006	2007	Total
Workforce reduction	$116	$25	$7	$10	$158	$20	$11	$189
Lease consolidation	20	5	7	12	44	6	12	62
Asset impairments	17	1	1	3	22	3	3	28
Other costs associated with restructuring	5	2	4	4	15	2	4	21
Total restructuring and related expenses	$158	$33	$19	$29	$239	$31	$30	$300

By Region:

(millions)	United States	United Kingdom	Continent of Europe	Rest of World	Total
2005 (incurred)	$28	$92	$30	$8	$158
2006 (incurred – 1st Qtr.)	12	13	5	3	33
2006 (incurred – 2nd Qtr.)	3	15	—	1	19
2006 (incurred – 3rd Qtr.)	18	14	(5)	2	29
Incurred to date	61	134	30	14	239

2006 - 4th quarter (estimated)	13	7	11	—	31
2007 (estimated)	19	4	7	—	30
Total incurred and remaining estimated	$93	$145	$48	$14	$300

Aon Corporation

Construction Program Group

	2005					2006
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	Nine Months
Revenue
Brokerage commissions and fees	$3	$4	$3	$7	$17	$8	$6	$2	$16
Premiums and other	36	50	50	52	188	55	50	57	162
Investment income - from Risk & Insurance Brokerage Services segment	—	—	—	—	—	1	—	—	1
Investment income - from Insurance Underwriting segment	1	1	—	2	4	1	1	2	4
Total revenue	40	55	53	61	209	65	57	61	183

Expenses
General expenses	14	14	16	15	59	18	17	19	54
Benefits to policyholders	21	31	32	12	96	35	31	56	122
Total expenses	35	45	48	27	155	53	48	75	176

Income (loss) before provision for income tax	5	10	5	34	54	12	9	(14)	7
Provision (benefit) for income tax	2	3	2	12	19	4	3	(5)	2
Net income (loss)	$3	$7	$3	$22	$35	$8	$6	$(9)	$5

Basic net income (loss) per share	$0.01	$0.03	$0.01	$0.07	$0.11	$0.02	$0.02	$(0.03)	$0.02

Dilutive net income (loss) per share	$—	$0.02	$0.01	$0.06	$0.10	$0.02	$0.01	$(0.03)	$0.01

Dilutive average common and common equivalent shares outstanding	337.1	338.5	342.7	347.5	341.5	350.2	344.8	340.1	345.0

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations

	2005					2006
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	Nine Months
Revenue
Brokerage commissions and fees	$1,623	$1,606	$1,527	$1,710	$6,466	$1,612	$1,651	$1,589	$4,852
Premiums and other	439	432	436	452	1,759	464	472	487	1,423
Investment income	76	55	55	85	271	89	85	92	266
Total revenue	2,138	2,093	2,018	2,247	8,496	2,165	2,208	2,168	6,541

Expenses
General expenses	1,511	1,538	1,527	1,767	6,343	1,558	1,590	1,590	4,738
Benefits to policyholders	241	227	240	244	952	254	261	349	864
Depreciation & amortization	62	59	77	62	260	55	55	56	166
Interest expense	34	31	29	31	125	31	34	34	99
Provision for New York and other state settlements	1	2	1	1	5	1	1	—	2
Total expenses	1,849	1,857	1,874	2,105	7,685	1,899	1,941	2,029	5,869

Income from continuing operations before provision for income tax	289	236	144	142	811	266	267	139	672
Provision for income tax	104	50	47	40	241	93	92	49	234
Income from continuing operations	185	186	97	102	570	173	175	90	438

Discontinued Operations
Income from discontinued operations	24	53	39	268	384	39	29	24	92
Provision for income tax	9	48	14	146	217	15	11	8	34
Income from discontinued operations	15	5	25	122	167	24	18	16	58

Income before accounting change	200	191	122	224	737	197	193	106	496
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	1	—	—	1
Net income	$200	$191	$122	$224	$737	$198	$193	$106	$497
Preferred stock dividends	(1)	—	(1)	—	(2)	—	—	—	—
Net income available for common stockholders	$199	$191	$121	$224	$735	$198	$193	$106	$497

Basic net income per share:
Income from continuing operations	$0.57	$0.57	$0.29	$0.31	$1.76	$0.54	$0.54	$0.29	$1.37
Discontinued operations	0.05	0.02	0.08	0.38	0.52	0.07	0.06	0.05	0.18
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—
Net income	$0.62	$0.59	$0.37	$0.69	$2.28	$0.61	$0.60	$0.34	$1.55

Dilutive net income per share:
Income from continuing operations	$0.55	$0.56	$0.29	$0.30	$1.68	$0.50	$0.52	$0.27	$1.29
Discontinued operations	0.04	0.01	0.07	0.35	0.49	0.07	0.05	0.05	0.17
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—
Net income	$0.59	$0.57	$0.36	$0.65	$2.17	$0.57	$0.57	$0.32	$1.46

Dilutive average common and common equivalent shares outstanding	337.1	338.5	342.7	347.5	341.5	350.2	344.8	340.1	345.0

Aon Corporation

Segments - Reclassification for Discontinued Operations

	2005					2006
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	Six Months
Revenue
Risk and insurance brokerage services:
As reported	$1,352	$1,334	$1,280	$1,434	$5,400	$1,393	$1,395	$2,788
Less: reclassification to discontinued operations	(7)	(8)	(6)	(12)	(33)	(13)	(10)	(23)
As reclassified	1,345	1,326	1,274	1,422	5,367	1,380	1,385	2,765

Consulting	309	315	295	336	1,255	308	309	617
Insurance underwriting :
As reported	505	511	514	537	2,067	551	556	1,107
Less: reclassification to discontinued operations	(37)	(51)	(50)	(54)	(192)	(56)	(51)	(107)
As reclassified	468	460	464	483	1,875	495	505	1,000

Corporate and Other	27	3	(3)	18	45	(3)	18	15

Intersegment revenues
As reported	(15)	(15)	(15)	(17)	(62)	(19)	(13)	(32)
Less: reclassification to discontinued operations	4	4	3	5	16	4	4	8
As reclassified	(11)	(11)	(12)	(12)	(46)	(15)	(9)	(24)
Total	$2,138	$2,093	$2,018	$2,247	$8,496	$2,165	$2,208	$4,373

Income (loss) before income tax
Risk and insurance brokerage services:
As reported	$240	$208	$137	$134	$719	$249	$220	$469
Less: reclassification to discontinued operations	(3)	(4)	(1)	(7)	(15)	(9)	(5)	(14)
As reclassified	237	204	136	127	704	240	215	455

Consulting	26	29	15	40	110	30	23	53
Insurance underwriting :
As reported	54	63	56	52	225	56	79	135
Less: reclassification to discontinued operations	(2)	(6)	(4)	(27)	(39)	(3)	(4)	(7)
As reclassified	52	57	52	25	186	53	75	128

Corporate and Other	(26)	(54)	(59)	(50)	(189)	(57)	(46)	(103)

Total	$289	$236	$144	$142	$811	$266	$267	$533

Income from continuing operations before income tax - margins
Risk and insurance brokerage services:
As reported	17.8%	15.6%	10.7%	9.3%	13.3%	17.9%	15.8%	16.8%
As reclassified	17.6%	15.4%	10.7%	8.9%	13.1%	17.4%	15.5%	16.5%

Consulting	8.4%	9.2%	5.1%	11.9%	8.8%	9.7%	7.4%	8.6%
Insurance underwriting
As reported	10.7%	12.3%	10.9%	9.7%	10.9%	10.2%	14.2%	12.2%
As reclassified	11.1%	12.4%	11.2%	5.2%	9.9%	10.7%	14.9%	12.8%
Total
As reported	13.5%	11.5%	7.2%	7.6%	9.9%	12.5%	12.2%	12.3%
As reclassified	13.5%	11.3%	7.1%	6.3%	9.5%	12.3%	12.1%	12.2%

Aon Corporation

Preliminary Condensed Consolidated Statements of Financial Position

	As of
(billions)	Sept. 30, 2006	Dec. 31, 2005
	(Unaudited)
ASSETS
Investments
Fixed maturities at fair value	$3.0	$2.6
Short-term investments	3.6	3.9
Other investments	0.5	0.5
Total investments	7.1	7.0
Cash	0.5	0.5
Receivables	8.9	9.1
Deferred Policy Acquisition Costs	0.5	0.5
Goodwill	4.4	4.2
Other Intangible Assets	0.1	0.1
Property and Equipment, net	0.5	0.5
Assets Held for Sale	4.6	4.2
Other Assets	2.0	1.7
TOTAL ASSETS	$28.6	$27.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$9.3	$9.4
Policy Liabilities
Future policy benefits	1.8	1.7
Policy and contract claims	1.5	1.5
Unearned and advance premiums and contract fees and other	0.4	0.2
Total Policy Liabilities	3.7	3.4
General Liabilities
General expenses	1.5	1.6
Notes payable and short-term borrowings	2.3	2.1
Pension, post-employment and post-retirement liabilities	1.7	1.5
Liabilities held for sale	4.0	3.6
Other liabilities	0.7	0.9
TOTAL LIABILITIES	23.2	22.5
Stockholders’ Equity	5.4	5.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28.6	$27.8